Exhibit 10.1
AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT
THIS AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of September 16, 2011 (the “Effective Date”) by and among SILICON VALLEY BANK, a California corporation (“SVB”), as collateral agent (the “Collateral Agent”) for the Lenders and administrative agent (the “Administrative Agent”) for the Lenders (Collateral Agent and Administrative Agent are collectively the “Agent”), and the Lenders listed on Schedule 1.1 and otherwise party hereto, including, without limitation, SVB and JPMORGAN CHASE BANK, N.A. (“JPMorgan”) (SVB and JPMorgan are, collectively, the “Joint Bookrunners”) and GAIN CAPITAL HOLDINGS, INC., a Delaware corporation (“Borrower”), provides the terms on which Lenders shall lend to Borrower and Borrower shall repay Lenders. This Agreement amends and restates, in its entirety, the terms of that certain Loan and Security Agreement among Borrower and Lenders dated as of March 29, 2006, as amended from time to time (the “Original Loan Agreement”). The parties agree as follows:
1 ACCOUNTING AND OTHER TERMS
Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.
2 LOAN AND TERMS OF PAYMENT
2.1 Promise to Pay. Borrower hereby unconditionally promises to pay Lenders the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement.
2.1.1 Term Loan.
(a) Availability. Lenders, jointly and not severally and according to the respective Commitment Percentage of each Lender, have previously made a term loan to Borrower in an amount equal to the Term Loan Amount (the “Term Loan”), which Borrower has been repaying pursuant to the terms of the Original Loan Agreement. As of the Effective Date, the outstanding principal balance of the Term Loan is Ten Million Five Hundred Thousand Dollars ($10,500,000.00). Borrower acknowledges that there is no further availability or borrowings permitted with respect to the Term Loan.
(b) Repayment. Borrower shall continue to repay the Term Loan pursuant to the terms set forth in the Original Loan Agreement which, as of the Effective Date, shall require Borrower to pay (i) monthly payments of interest on the first calendar day of each month at the rate set forth in Section 2.3(b)(i) and (ii) twenty (20) equal quarterly installments of principal, which previously commenced on October 1, 2007 and which continue on the first calendar day of each calendar quarter thereafter (each, a “Term Loan Payment”). Borrower’s final Term Loan Payment, due on the Term Loan Maturity Date, shall include all outstanding principal and accrued and unpaid interest under the Term Loan. Without limiting any fees or amounts to be paid by Borrower upon a prepayment as contemplated hereunder (if any), Borrower may, by giving at least five (5) Business Days’ notice to Agent, prepay the Term Loan in whole or in part (any such partial prepayment being applied to the installments of the Term Loan in the inverse order of maturity thereof).
2.1.2 Revolving Advances.
(a) Availability. Subject to the terms and conditions of this Agreement, Lenders shall make Advances not exceeding the Availability Amount, up to and in accordance with each Lender’s pro rata share of the Revolving Line (based upon the respective Commitment Percentage of each Lender). Amounts borrowed under the Revolving Line may be repaid and, prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein.
(b) Intentionally omitted.

(c) Termination; Repayment. The Revolving Line terminates on the Revolving Line Maturity Date, when the principal amount of all Advances, the unpaid interest thereon, and all other Obligations relating to the Revolving Line shall be immediately due and payable.
2.2 General Provisions Relating to the Credit Extensions. Each Credit Extension shall, at Borrower’s option in accordance with the terms of this Agreement, be either in the form of a Prime Rate Credit Extension or a LIBOR Credit Extension. Borrower shall pay interest accrued on the Credit Extensions at the rates and in the manner set forth in Section 2.3.
2.3 Payment of Interest on the Credit Extensions.
(a) Computation of Interest. Interest on the Credit Extensions and all fees payable hereunder shall be computed on the basis of a 360-day year and the actual number of days elapsed in the period during which such interest accrues. In computing interest on any Credit Extension, the date of the making of such Credit Extension shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension.
(b) Interest Rate.
(i) Term Loan. Subject to Section 2.3(c), the principal amount outstanding under the Term Loan shall accrue interest at a floating per annum rate equal to the Prime Rate plus the Prime Rate Margin or the LIBOR Rate plus the LIBOR Rate Margin, as the case may be.
(ii) Advances. Subject to Section 2.3(c), the principal amount outstanding under the Revolving Line shall accrue interest at a floating per annum rate equal to the Prime Rate plus the Prime Rate Margin or the LIBOR Rate plus the LIBOR Rate Margin, as the case may be.
(iii) General Provisions. On and after the expiration of any Interest Period applicable to any LIBOR Credit Extension outstanding on the date of occurrence of an Event of Default or acceleration of the Obligations, the Effective Amount of such LIBOR Credit Extension shall, during the continuance of such Event of Default or after acceleration, bear interest at a rate per annum equal to the Default Rate (as defined below). Pursuant to the terms hereof, interest on each Credit Extension shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any prepayment of any Credit Extension pursuant to this Agreement for the portion of any Credit Extension (so prepaid and upon payment (including prepayment) in full thereof.
(c) Default Rate. Except as otherwise provided in Section 2.3(b), after an Event of Default, Obligations shall bear interest three and one-half of one percent (3.50%) above the Prime Rate (the “Default Rate”). Payment or acceptance of the increased interest provided in this Section 2.3(c) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Agent or Lenders.
(d) Prime Rate Credit Extensions. Each change in the interest rate of the Prime Rate Credit Extensions based on changes in the Prime Rate shall be effective on the effective date of such change and to the extent of such change. Agent shall use its best efforts to give Borrower prompt notice of any such change in the Prime Rate; provided, however, that any failure by Agent to provide Borrower with notice hereunder shall not affect Agent’s right to make changes in the interest rate of the Prime Rate Credit Extensions based on changes in the Prime Rate.
(e) LIBOR Credit Extensions. The interest rate applicable to each LIBOR Credit Extension shall be determined in accordance with Section 3.6(a) hereunder. Subject to Sections 3.6 and 3.7, such rate shall apply during the entire Interest Period applicable to such LIBOR Credit Extension, and interest calculated thereon shall be payable on the Interest Payment Date applicable to such LIBOR Credit Extension.
(f) Debit of Accounts. Agent may debit any of Borrower’s deposit accounts, including the Designated Deposit Account, for principal and interest payments when due, or any other amounts Borrower owes Lenders, when due. These debits shall not constitute a set-off.
(g) Payments. Unless otherwise provided, interest is payable on the Interest Payment Date.

2.4 Fees. Borrower shall pay to Agent:
(a) Commitment Fee. A fully earned, non-refundable commitment fee of One Hundred Fifty Thousand Dollars ($150,000.00) (to be shared between Lenders pursuant to their respective Commitment Percentages), on the Effective Date;
(b) Unused Revolving Line Facility Fee. A fee (the “Unused Revolving Line Facility Fee”), payable quarterly on the first calendar day of each quarter, in arrears, on a calendar year basis, in an amount equal to three-tenths of one percent (0.30%) per annum of the average unused portion of the Revolving Line, as determined by Agent. The unused portion of the Revolving Line, for purposes of this calculation, shall equal the difference between (i) the Revolving Line and (ii) the average for the period of the daily closing balance of the Advances outstanding. Borrower shall not be entitled to any credit, rebate or repayment of any Unused Revolving Line Facility Fee previously earned by Lenders pursuant to this Section 2.4(b) notwithstanding any termination of this Agreement or the suspension or termination of Lenders’ obligation to make loans and advances hereunder. Notwithstanding the foregoing, the Unused Revolving Line Facility Fee shall be Zero Dollars ($0.00) for any quarter during which Borrower and/or its Subsidiaries maintained at all times during such quarter at least (A) Twenty Million Dollars ($20,000,000.00) in a non-interest bearing account or accounts with SVB and (B) Twenty Million Dollars ($20,000,000.00) in a non-interest bearing account or accounts with JPMorgan; and
(c) Lenders’ Expenses. All Lenders’ Expenses (including reasonable attorneys’ fees and expenses, plus expenses, for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due.
2.5 Payments. All payments (including prepayments) to be made by Borrower under any Loan Document shall be made in immediately available funds in U.S. Dollars, without setoff or counterclaim, before 12:00 p.m. Eastern time on the date when due. Payments of principal and/or interest received after 12:00 p.m. Eastern time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.
3 CONDITIONS OF LOANS
3.1 Conditions Precedent to Initial Credit Extension. The Lenders’ obligation to make the initial Credit Extension is subject to the condition precedent that Agent shall have received, in form and substance satisfactory to Agent, such documents, and completion of such other matters, as Agent may reasonably deem necessary or appropriate, including, without limitation:
(a) duly executed original signatures to the Loan Documents;
(b) duly executed original signatures by each Lender to each Loan Document to which it is a party;
(c) Borrower and Gain Holdings, LLC shall have delivered their Operating Documents and long form good standing certificates certified by the Secretary of State of the State of Delaware as of a date no earlier than thirty (30) days prior to the Effective Date;
(d) a duly executed Amended and Restated Intercreditor Agreement by and between JPMorgan and Agent;
(e) duly executed original signature to the First Amendment to Guaranty of Gain Holdings, LLC;
(f) Secretary’s Certificate with completed Borrowing Resolutions for Borrower;
(g) consent of the members and managers of Gain Holdings, LLC;

(h) Agent shall have received certified copies, dated as of a recent date, of financing statement searches, as Agent shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released, together with any other searches that either Lender may require;
(i) Borrower shall have delivered a legal opinion of Borrower’s and Guarantor’s counsel dated as of the Effective Date together with the duly executed original signatures thereto; and
(j) Borrower shall have paid the fees and Lenders’ Expenses then due as specified in Section 2.4 hereof.
3.2 Conditions Precedent to all Credit Extensions. The obligations of Lenders to make each Credit Extension, including the initial Credit Extension, is subject to the following:
(a) timely receipt of a Notice of Borrowing and Payment/Advance Form by each Lender;
(b) the representations and warranties in Section 5 shall be true in all material respects on the date of the Payment/Advance Form and/or Notice of Borrowing and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Default or Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in Section 5 remain true in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and
(c) there has not been any material impairment in the general affairs, management, results of operation, financial condition or the prospect of repayment of the Obligations, in each case with respect to Borrower and/or any Guarantor.
3.3 Covenant to Deliver.
Borrower agrees to deliver to Agent each item required to be delivered to Agent under this Agreement as a condition to any Credit Extension. Borrower expressly agrees that the extension of a Credit Extension prior to the receipt by Agent of any such item shall not constitute a waiver by Agent of Borrower’s obligation to deliver such item, and any such extension in the absence of a required item shall be in Agent’s sole discretion.
3.4 Procedure for the Borrowing of Credit Extensions.
(a) Subject to the prior satisfaction of all other applicable conditions to the making of a Credit Extension set forth in this Agreement, each Credit Extension shall be made upon Borrower’s irrevocable written notice delivered to Agent in the form of a Notice of Borrowing, each executed by a Responsible Officer of Borrower or his or her designee or without instructions if the Credit Extensions are necessary to meet Obligations which have become due. Agent may rely on any telephone notice given by a person whom Agent believes is a Responsible Officer or designee. Borrower will indemnify Lenders for any loss Lenders suffer due to such reliance by Agent. Such Notice of Borrowing must be received by Agent prior to 11:00 a.m. Eastern time, (i) at least three (3) Business Days prior to the requested Funding Date, in the case of LIBOR Credit Extensions, and (ii) at least one (1) Business Day prior to the requested Funding Date, in the case of Prime Rate Credit Extensions, specifying:
(i) the amount of the Credit Extension, which, if a LIBOR Credit Extension is requested, shall be in an aggregate minimum principal amount of One Million Dollars ($1,000,000.00) or in any integral multiple of One Million Dollars ($1,000,000.00) in excess thereof;
(ii) the requested Funding Date; and
(iii) whether the Credit Extension is to be comprised of LIBOR Credit Extensions or Prime Rate Credit Extensions.

(b) The proceeds of all such Credit Extensions will then be made available to Borrower on the Funding Date by Lenders by transfer to the Designated Deposit Account and, subsequently, by wire transfer to such other account as Borrower may instruct in the Notice of Borrowing. No Credit Extensions shall be deemed made to Borrower, and no interest shall accrue on any such Credit Extension, until the related funds have been deposited in the Designated Deposit Account.
3.5 Conversion and Continuation Elections.
(a) So long as (i) no Event of Default or Default exists; (ii) Borrower shall not have sent any notice of termination of this Agreement; and (iii) Borrower shall have complied with such customary procedures as Lenders have established from time to time for Borrower’s requests for LIBOR Credit Extensions, Borrower may, upon irrevocable written notice to Agent:
(i) elect to convert on any Business Day, Prime Rate Credit Extensions in an amount equal to One Million Dollars ($1,000,000.00) or any integral multiple of One Million Dollars ($1,000,000.00) in excess thereof into LIBOR Credit Extensions;
(ii) elect to continue on any Interest Payment Date any LIBOR Credit Extensions maturing on such Interest Payment Date (or any part thereof in an amount equal to One Million Dollars ($1,000,000.00) or any integral multiple of One Million Dollars ($1,000,000.00) in excess thereof); provided, that if the aggregate amount of LIBOR Credit Extensions shall have been reduced, by payment, prepayment, or conversion of part thereof, to be less than One Million Dollars ($1,000,000.00), such LIBOR Credit Extensions shall automatically convert into Prime Rate Credit Extensions, and on and after such date the right of Borrower to continue such Credit Extensions as, and convert such Credit Extensions into, LIBOR Credit Extensions shall terminate; or
(iii) elect to convert on any Interest Payment Date any LIBOR Credit Extensions maturing on such Interest Payment Date (or any part thereof in an amount equal to One Million Dollars ($1,000,000.00) or any integral multiple of One Million Dollars ($1,000,000.00) in excess thereof) into Prime Rate Credit Extensions.
(b) Borrower shall deliver a Notice of Conversion/Continuation in accordance with Section 10 to be received by Agent prior to 11:00 a.m. Eastern time at least (i) three (3) Business Days in advance of the Conversion Date or Continuation Date, if any Credit Extensions are to be converted into or continued as LIBOR Credit Extensions; and (ii) one (1) Business Day in advance of the Conversion Date, if any Credit Extensions are to be converted into Prime Rate Credit Extensions, in each case specifying the:
(i) proposed Conversion Date or Continuation Date;
(ii) aggregate amount of the Credit Extensions to be converted or continued which, if any Credit Extensions are to be converted into or continued as LIBOR Credit Extensions, shall be in an aggregate minimum principal amount of One Million Dollars ($1,000,000.00) or in any integral multiple of One Million Dollars ($1,000,000.00) in excess thereof; and
(iii) nature of the proposed conversion or continuation.
(c) If upon the expiration of any Interest Period applicable to any LIBOR Credit Extensions, Borrower shall have failed to timely select a new Interest Period to be applicable to such LIBOR Credit Extensions, Borrower shall be deemed to have elected to convert such LIBOR Credit Extensions into Prime Rate Credit Extensions.
(d) Any LIBOR Credit Extensions shall, at Agent’s option, convert into Prime Rate Credit Extensions in the event that (i) an Event of Default or Default shall exist, or (ii) the aggregate principal amount of the Prime Rate Credit Extensions which have been previously converted to LIBOR Credit Extensions, or the aggregate principal amount of existing LIBOR Credit Extensions continued, as the case may be, at the beginning of an Interest Period shall at any time during such Interest Period exceed (A) the Term Loan Amount with respect to Credit Extensions made pursuant to Section 2.1.1, or (B) the Revolving Line with respect to Credit Extensions made pursuant to Section 2.1.2. Borrower agrees to pay Agent, upon demand by Agent (or Agent or Lenders may, at their option, charge the Designated Deposit Account or any other account Borrower maintains with Lenders) any amounts required to compensate Agent and Lenders for any loss (including loss of anticipated profits), cost, or expense incurred by Agent or Lenders, as a result of the conversion of LIBOR Credit Extensions to Prime Rate Credit Extensions pursuant to any of the foregoing.
(e) Notwithstanding anything to the contrary contained herein, Lenders shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable LIBOR market to fund any LIBOR Credit Extensions, but the provisions hereof shall be deemed to apply as if Lenders had purchased such deposits to fund the LIBOR Credit Extensions.

3.6 Special Provisions Governing LIBOR Credit Extensions.
Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to LIBOR Credit Extensions as to the matters covered:
(a) Determination of Applicable Interest Rate. As soon as practicable on each Interest Rate Determination Date, Agent shall determine (which determination shall, absent manifest error in calculation, be final, conclusive and binding upon all parties) the interest rate that shall apply to the LIBOR Credit Extensions for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrower.
(b) Inability to Determine Applicable Interest Rate. In the event that Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any LIBOR Credit Extension, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Credit Extension on the basis provided for in the definition of LIBOR, Agent shall on such date give notice (by facsimile or by telephone confirmed in writing) to Borrower of such determination, whereupon (i) no Credit Extensions may be made as, or converted to, LIBOR Credit Extensions until such time as Agent notifies Borrower that the circumstances giving rise to such notice no longer exist, and (ii) any Notice of Borrowing or Notice of Conversion/Continuation given by Borrower with respect to Credit Extensions in respect of which such determination was made shall be deemed to be rescinded by Borrower.
(c) Compensation for Breakage or Non-Commencement of Interest Periods. Borrower shall compensate Agent and Lenders, upon written request by Agent and/or Lenders (which request shall set forth the manner and method of computing such compensation), for all reasonable losses, expenses and liabilities, if any (including any interest paid by Agent and/or Lenders to lenders of funds borrowed by it to make or carry its LIBOR Credit Extensions and any loss, expense or liability incurred by Agent and/or Lenders in connection with the liquidation or re-employment of such funds) such that Agent and/or Lenders may incur: (i) if for any reason (other than a default by Agent and/or Lenders or due to any failure of Lenders to fund LIBOR Credit Extensions due to impracticability or illegality under Sections 3.7(d) and 3.7(e)) a borrowing or a conversion to or continuation of any LIBOR Credit Extension does not occur on a date specified in a Notice of Borrowing or a Notice of Conversion/Continuation, as the case may be, or (ii) if any conversion of any of its LIBOR Credit Extensions to Prime Rate Credit Extensions occurs on a date prior to the last day of an Interest Period applicable to that Credit Extension.
(d) Assumptions Concerning Funding of LIBOR Credit Extensions. Calculation of all amounts payable to Lenders under this Section 3.6 and under Section 3.4 shall be made as though Lenders had actually funded each of its relevant LIBOR Credit Extensions through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to the definition of LIBOR Rate in an amount equal to the amount of such LIBOR Credit Extension and having a maturity comparable to the relevant Interest Period; provided, however, that Lenders may fund each of their LIBOR Credit Extensions in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 3.6 and under Section 3.4.
(e) LIBOR Credit Extensions After Default. After the occurrence and during the continuance of an Event of Default, (i) Borrower may not elect to have a Credit Extension be made or continued as, or converted to, a LIBOR Credit Extension after the expiration of any Interest Period then in effect for such Credit Extension and (ii) subject to the provisions of Section 3.6(c), any Notice of Conversion/Continuation given by Borrower with respect to a requested conversion/continuation that has not yet occurred shall be deemed to be rescinded by Borrower and be deemed a request to convert or continue Credit Extensions referred to therein as Prime Rate Credit Extensions.

3.7 Additional Requirements/Provisions Regarding LIBOR Credit Extensions.
(a) If for any reason (including voluntary prepayment or acceleration), any Lender receives all or part of the principal amount of a LIBOR Credit Extension prior to the last day of the Interest Period for such Credit Extension, Borrower shall immediately notify Borrower’s account officer at Agent and, on demand by Agent, pay Lenders the amount (if any) by which (i) the additional interest which would have been payable on the amount so received had it not been received until the last day of such Interest Period exceeds (ii) the interest which would have been recoverable by Lenders by placing the amount so received on deposit in the certificate of deposit markets, the offshore currency markets, or United States Treasury investment products, as the case may be, for a period starting on the date on which it was so received and ending on the last day of such Interest Period at the interest rate determined by each Lender in such Lender’s reasonable discretion. Lenders’ determination as to such amount shall be conclusive absent manifest error.
(b) Borrower shall pay Lenders, upon demand by Agent, from time to time such amounts as Lenders may determine to be necessary to compensate it for any costs incurred by Lenders that Lenders determine are attributable to its making or maintaining of any amount receivable by Lenders hereunder in respect of any Credit Extensions relating thereto (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), in each case resulting from any Regulatory Change which:
(i) changes the basis of taxation of any amounts payable to Lenders under this Agreement in respect of any Credit Extensions (other than changes which affect taxes measured by or imposed on the overall net income of Lenders by the jurisdiction in which Lenders have their respective principal offices);
(ii) imposes or modifies any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with, or other liabilities of Lenders (including any Credit Extensions or any deposits referred to in the definition of LIBOR); or
(iii) imposes any other condition affecting this Agreement (or any of such extensions of credit or liabilities).
Agent will notify Borrower of any event occurring after the Closing Date which will entitle Lenders to compensation pursuant to this Section 3.7 as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. Agent will furnish Borrower with a statement setting forth the basis and amount of each request by Lenders for compensation under this Section 3.7. Determinations and allocations by Lenders for purposes of this Section 3.7 of the effect of any Regulatory Change on its costs of maintaining its obligations to make Credit Extensions, of making or maintaining Credit Extensions, or on amounts receivable by it in respect of Credit Extensions, and of the additional amounts required to compensate Lenders in respect of any Additional Costs, shall be conclusive absent manifest error.
(c) If Lenders shall determine that the adoption or implementation of any applicable law, rule, regulation, or treaty regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by Lenders (or their applicable respective lending offices) with any respect or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank, or comparable agency, has or would have the effect of reducing the rate of return on capital of Lenders or any person or entity controlling any Lender (a “Parent”) as a consequence of its obligations hereunder to a level below that which any Lender (or its Parent) could have achieved but for such adoption, change, or compliance (taking into consideration policies with respect to capital adequacy) by an amount deemed by any Lender to be material, then from time to time, within fifteen (15) days after demand by Agent, Borrower shall pay to Lenders such additional amount or amounts as will compensate Lenders for such reduction. A statement of Agent claiming compensation under this Section 3.7(c) and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive absent manifest error.
(d) If, at any time, any Lender, in its sole and absolute discretion, determines that (i) the amount of LIBOR Credit Extensions for periods equal to the corresponding Interest Periods are not available to such Lender in the offshore currency interbank markets, or (ii) LIBOR does not accurately reflect the cost to Lenders of lending the LIBOR Credit Extensions, then Agent shall promptly give notice thereof to Borrower. Upon the giving of such notice, each Lender’s obligation to make the LIBOR Credit Extensions shall terminate; provided, however, Credit Extensions shall not terminate if Agent, each Lender and Borrower agree in writing to a different interest rate applicable to LIBOR Credit Extensions.

(e) If it shall become unlawful for Agent or Lenders to continue to fund or maintain any LIBOR Credit Extensions, or to perform its obligations hereunder, upon demand by Agent, Borrower shall prepay the Credit Extensions in full with accrued interest thereon and all other amounts payable by Borrower hereunder (including, without limitation, any amount payable in connection with such prepayment pursuant to Section 3.7(a)). Notwithstanding the foregoing, to the extent a determination by Agent as described above relates to a LIBOR Credit Extension then being requested by Borrower pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, Borrower shall have the option, subject to the provisions of Section 3.6(c), to (i) rescind such Notice of Borrowing or Notice of Conversion/Continuation by giving notice (by facsimile or by telephone confirmed in writing) to Agent of such rescission on the date on which Agent gives notice of its determination as described above, or (ii) modify such Notice of Borrowing or Notice of Conversion/Continuation to obtain a Prime Rate Credit Extension or to have outstanding Credit Extensions converted into or continued as Prime Rate Credit Extensions by giving notice (by facsimile or by telephone confirmed in writing) to Agent of such modification on the date on which Agent gives notice of its determination as described above.
3.8 Notices. Any information delivered to Agent pursuant to this Section 3 shall promptly be delivered by Agent to each Lender in order to satisfy each Lender’s obligations hereunder.
3.9 Termination. Borrower may terminate this Agreement by providing written notice thereof to Agent and paying all outstanding Obligations (including, without limitation, any amounts that become due as a result of a LIBOR Credit Extension being paid prior to the expiration of the applicable Interest Period).
4 CREATION OF SECURITY INTEREST
4.1 Grant of Security Interest. Borrower hereby grants Agent, for the ratable benefit of the Lenders, and to each Lender, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Agent, for the ratable benefit of the Lenders, and to each Lender, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens that may have superior priority to Lenders’ Lien under this Agreement). If Borrower shall acquire a commercial tort claim (the acquisition of which shall be determined based upon the commencement of litigation with respect thereto) with a reasonably anticipated value equal to Five Hundred Thousand Dollars ($500,000.00) or more, Borrower shall promptly notify Agent in a writing signed by Borrower of the general details thereof and grant to Agent and Lenders in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Agent.
If this Agreement is terminated, Lenders’ Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash. Upon payment in full in cash of the Obligations and at such time as Lenders’ obligation to make Credit Extensions has terminated, Lenders shall, at Borrower’s sole cost and expense, release its Liens in the Collateral and all rights therein shall revert to Borrower.
4.2 Authorization to File Financing Statements. Borrower hereby authorizes Agent to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Agent’s and Lenders’ interest or rights hereunder, including a notice that any disposition of the Collateral, by either Borrower or any other Person, shall be deemed to violate the rights of the Lenders under the Code. Such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Agent’s discretion.

5 REPRESENTATIONS AND WARRANTIES
Borrower represents and warrants, with respect to itself, and its Subsidiaries:
5.1 Due Organization and Authorization; Power and Authority. Borrower and each of its Subsidiaries are duly existing and in good standing, as Registered Organizations in their respective jurisdictions of formation and are qualified and licensed to do business and are in good standing in any jurisdiction in which the conduct of their business or their ownership of property requires that they be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business. Borrower has previously delivered to Agent and Lenders the Perfection Certificate. Borrower represents and warrants to Agent and each Lender that (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) except to the extent set forth in the Perfection Certificate, Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the Effective Date to the extent permitted by one or more specific provisions in this Agreement). If Borrower is not now a Registered Organization but later becomes one, Borrower shall promptly notify Agent of such occurrence and provide Agent with Borrower’s organizational identification number.
The execution, delivery and performance of the Loan Documents have been duly authorized, and do not (i) conflict with Borrower’s or its Subsidiaries’ organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect) or (v) constitute an event of default under any material agreement by which Borrower or any one of its Subsidiaries is bound. Neither Borrower nor any of its Subsidiaries is in default under any agreement to which it is a party or by which it is bound in which the default would have (A) a material adverse effect on the business of Borrower and its Subsidiaries (taken as a whole) or (B) any material adverse impact on the ability of Borrower to satisfy the Obligations when due hereunder.
5.2 Collateral. Borrower has good title to, has rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens. Borrower has no deposit accounts other than the deposit accounts with Lenders, the deposit accounts, if any, described in the Perfection Certificate delivered to Agent and Lenders in connection herewith, or of which Borrower has given Agent notice and taken such actions as are necessary to give Agent and Lenders a perfected security interest therein. The Accounts are bona fide, existing obligations of the Account Debtors.
The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate. None of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate or as Borrower has given Agent notice pursuant to Section 7.2. In the event that Borrower, after the date hereof, intends to store or otherwise deliver any portion of the Collateral to a bailee, then Borrower will first receive the written consent of Lenders and such bailee must execute and deliver a bailee agreement in form and substance satisfactory to Lenders in their sole discretion.
All Inventory is in all material respects of good and marketable quality, free from material defects.
Borrower is the sole owner of the intellectual property which it owns or purports to own except for (a) non-exclusive licenses granted to its customers in the ordinary course of business, (b) over-the-counter software that is commercially available to the public, and (c) material intellectual property licensed to Borrower and noted on the Perfection Certificate. Each patent which it owns or purports to own and which is material to Borrower’s business is valid and enforceable, and no part of the intellectual property which Borrower owns or purports to own and which is material to Borrower’s business has been judged invalid or unenforceable, in whole or in part. To the best of Borrower’s knowledge, no claim has been made that any part of the intellectual property violates the rights of any third party except to the extent such claim would not reasonably be expected to have a material adverse effect on Borrower’s business.

Except as noted on the Perfection Certificate, Borrower is not a party to, nor is it bound by, any Restricted License.
5.3 Litigation. Except as set forth in the Perfection Certificate or as disclosed in writing to Agent after the Effective Date, there are no actions or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against Borrower or any of its Subsidiaries that would reasonably be expected to result in damages or costs to Borrower or any of its Subsidiaries of One Hundred Thousand Dollars ($100,000.00) or more.
5.4 Financial Statements; Financial Condition. All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Agent fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations. There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Agent.
5.5 Solvency. The fair salable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities and will continue to exceed the fair value of its liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.
5.6 Regulatory Compliance. Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Borrower has not violated any laws, ordinances or rules, the violation of which would reasonably be expected to have a material adverse effect on its business. None of Borrower’s or any of its Subsidiaries’ properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Except to the extent that the failure to do so would not have (a) a material adverse effect on the business of Borrower and its Subsidiaries (taken as a whole) or (b) any material adverse impact on the ability of Borrower to satisfy the Obligations when due hereunder, Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Government Authorities that are necessary to continue their respective businesses as currently conducted.
5.7 Subsidiaries; Investments. Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.
5.8 Tax Returns and Payments; Pension Contributions. Borrower has timely filed all required tax returns and reports, and Borrower and its Subsidiaries have timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower. Borrower and its Subsidiaries may defer payment of any contested taxes, provided that Borrower or such Subsidiaries, as appropriate (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Agent in writing of the commencement of, and any material development in, the proceedings, and (c) posts bonds or takes any other steps required to prevent the governmental authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien”. Borrower is unaware of any claims or adjustments proposed for any of Borrower’s or its Subsidiaries’ prior tax years which could result in additional taxes becoming due and payable by Borrower or such Subsidiaries. Borrower or its Subsidiaries have paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower and its Subsidiaries have not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which would reasonably be expected to result in any liability of Borrower or such Subsidiaries, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.
5.9 Use of Proceeds. Borrower shall use the proceeds of the Credit Extensions solely as working capital and to fund Permitted Acquisitions, and not for personal, family, household or agricultural purposes.
5.10 Source of Repayment. If the Borrower does not, at any time, have sufficient funds to pay any Obligations when due, it will be able to obtain funds from its subsidiaries in such amounts, and at such times, to enable it to pay such Obligations.

5.11 Organizational Structure. The organizational and capital structure of Borrower and its Subsidiaries, as detailed on Schedule 5.11, will not change without the prior written consent of the Lenders, except for (a) the Proposed Reorganization and (b) any other change that (i) would not have a material adverse effect on the business of Borrower and its Subsidiaries (taken as a whole) and (ii) does not have any material adverse impact on the ability of Borrower to satisfy the Obligations when due hereunder.
5.12 Full Disclosure. No written representation, warranty or other statement of Borrower or its Subsidiaries in any certificate or written statement given to Agent or any Lender, as of the date such representations, warranties, or other statements were made, taken together with all such written certificates and written statements given to Agent or any Lender, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Agent that the projections and forecasts provided by Borrower (with respect to the Borrower or its Subsidiaries) in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).
6 AFFIRMATIVE COVENANTS
Borrower shall do all of the following, with respect to itself, and (other than with respect to Section 6.6) its Subsidiaries:
6.1 Government Compliance.
Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on the business or operations of either (i) Borrower or (ii) its Subsidiaries (taken as a whole). Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, the noncompliance with which would have (a) a material adverse effect on the business of Borrower and its Subsidiaries (taken as a whole), or (b) any material adverse impact on the ability of Borrower to satisfy the Obligations when due hereunder.
6.2 Financial Statements, Reports, Certificates.
(a) Deliver to Agent: (i) as soon as available, but no later than forty-five (45) days after the last day of each month, a company prepared consolidated balance sheet and income statement covering Borrower’s consolidated operations during the period certified by a Responsible Officer and in a form acceptable to Agent; (ii) as soon as available, but no later than one hundred fifty (150) days after the last day of Borrower’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm acceptable to Agent in its reasonable discretion; (iii) within five (5) days of delivery, copies of all financial statements and reports made available to Borrower’s security holders or to any holders of Subordinated Debt; (iv) within five (5) days of filing, copies of all periodic and other reports, proxy statements and other materials filed by Borrower with the SEC, any Governmental Authority succeeding to any or all of the functions of the SEC or with any national securities exchange, or distributed to its shareholders, as the case may be (documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto, on Borrower’s website on the internet at Borrower’s website address); (v) contemporaneously with the submission of such filings or the delivery of such reports, copies of (A) the monthly reports delivered to the Commodity Futures Trading Commission and (B) all monthly reports delivered to, and the annual examination conducted by, the National Futures Association; (vi) a prompt report of any legal actions pending or, to the knowledge of the Borrower, threatened against Borrower or any of its Subsidiaries that would reasonably be expected to result in damages or costs to Borrower or any of its Subsidiaries of One Hundred Thousand Dollars ($100,000.00) or more; and (vii) budgets, sales projections, operating plans and other financial information reasonably requested by Agent.
(b) Within forty-five (45) days after the last day of each month, deliver to Agent with the monthly financial statements, a duly completed Compliance Certificate signed by a Responsible Officer setting forth calculations showing compliance with the financial covenants set forth in this Agreement.
(c) Commencing with the month ending July 31, 2011, within forty-five (45) days after the last day of each month, deliver to Agent a summary of Borrower’s Unrestricted Cash in form and detail reasonably acceptable to Agent (such period to be the sixty (60) days for the summary required to be delivered to Agent in respect of the month ending July 31, 2011).

6.3 Intentionally omitted.
6.4 Taxes; Pensions. Make, and cause each of its Subsidiaries to make, timely payment of all foreign, federal, state, and local taxes or assessments (other than taxes and assessments which Borrower or its Subsidiaries are contesting pursuant to the terms of Section 5.8 hereof) and shall deliver to Agent, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.
6.5 Insurance. (a) Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s and each Subsidiary’s industry and location; and (b) not change the types of insurance, or the respective levels of insurance coverage for such types of insurance, currently maintained by Borrower and its Subsidiaries if such change would be reasonably likely to adversely affect the interests of the Lenders under this Agreement.
6.6 Operating Accounts.
(a) Maintain an operating account with Agent.
(b) Provide Agent five (5) days prior written notice before establishing any Collateral Account at or with any bank or financial institution other than Agent or its Affiliates. In addition, for each Collateral Account that Borrower at any time maintains, Borrower shall cause the applicable bank or financial institution (other than Agent) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Lenders’ Lien in such Collateral Account in accordance with the terms hereunder which Control Agreement may not be terminated without the prior written consent of Lenders. The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Agent by Borrower as such.
6.7 Financial Covenants.
Borrower and its Subsidiaries shall maintain at all times, to be tested as of the last day of each quarter, on a consolidated basis, unless otherwise noted:
(a) Debt Service Coverage Ratio. A ratio of EBITDA for the twelve-month period ending on the last day of such quarter to the aggregate amount of Borrower’s scheduled principal and interest payments for borrowed money during such twelve-month period of at least 3.0 to 1.0 as of the quarter ending March 31, 2011 and as of the last day of each subsequent quarter.
(b) Total Funded Debt/EBITDA. A Total Funded Debt Ratio (with respect to the immediately preceding twelve (12) month period) of a maximum of 1.50 to 1.0 as of the quarter ending March 31, 2011 and as of the last day of each quarter thereafter.
6.8 Protection of Intellectual Property Rights.
(a) (i) Protect, defend and maintain the validity and enforceability of its intellectual property; (ii) promptly advise Agent in writing of material infringements of its intellectual property; and (iii) not allow any intellectual property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Agent’s written consent.
(b) Provide written notice to Agent within thirty (30) days of entering or becoming bound by any Restricted License (other than over-the-counter software that is commercially available to the public). Borrower shall take such steps as Lenders reasonably request to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) any Restricted License to be deemed “Collateral” and for Lenders to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted License, whether now existing or entered into in the future, and (ii) Lenders to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Lenders’ rights and remedies under this Agreement and the other Loan Documents.

6.9 Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to Agent, without expense to Agent, Borrower and its Subsidiaries, and each of their officers, employees and agents and books and records, to the extent that Agent may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Agent or any Lender with respect to any Collateral or relating to Borrower or its Subsidiaries.
6.10 Intentionally omitted.
6.11 Intentionally omitted.
6.12 Further Assurances. Borrower shall execute any further instruments and take further action as Agent and/or Lenders reasonably request to perfect or continue Agent’s and Lenders’ Lien in the Collateral or to effect the purposes of this Agreement.
7 NEGATIVE COVENANTS
Borrower and (other than with respect to Section 7.6) its Subsidiaries shall not do any of the following without Agent’s prior written consent:
7.1 Dispositions. Convey, sell, lease, transfer or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn-out or obsolete Equipment; (c) in connection with Permitted Liens and Permitted Investments; (d) of property by Foreign Subsidiaries to Borrower or any Subsidiary in connection with the Proposed Reorganization; (e) of stock in a Foreign Subsidiary by Borrower or any Subsidiary to Borrower or any Subsidiary in connection with the Proposed Reorganization; and (f) of non-exclusive licenses for the use of the property of Borrower or its Subsidiaries in the ordinary course of business and licenses that could not result in a legal transfer of title of the licensed property but that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States. Borrower shall not enter into an agreement with any Person other than Lenders which restricts the subsequent granting of a security interest in the intellectual property.
7.2 Changes in Business, Management, Ownership, Control, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related thereto; (b) liquidate or dissolve; or (c) in addition to and subject to Section 5.11, enter into any transaction or series of related transactions in which the stockholders of Borrower immediately prior to the first such transaction own less than 50% of the voting stock of Borrower immediately after giving effect to such transaction or related series of such transactions (other than by the sale of Borrower’s equity securities in a public offering or to venture capital investors so long as Borrower identifies to Agent the venture capital investors prior to the closing of the transaction).
Borrower shall not, without at least thirty (30) days prior written notice to Agent: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Ten Thousand Dollars ($10,000.00) in Borrower’s assets or property), (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization.

7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, except where (a) immediately after such transaction and after paying the purchase price and related transaction expenses, closing costs and fees therefor, Borrower would have Eighty-Five Million Dollars ($85,000,000.00) in Unrestricted Cash; (b) no Default or Event of Default has occurred and is continuing or would exist after giving effect to the transactions; (c) Borrower is the surviving legal entity; and (d) either (i) Borrower provides to Lenders calculations demonstrating that both (A) had any Advances requested or contemplated to finance such proposed transaction (the “Acquisition Debt”) been outstanding as of the end of the most recent month for which Borrower has provided financial statements to Lenders (the “Last Reporting Date”), and assuming the Total Funded Debt/EBITDA covenant in Section 6.7(b) is tested as of the last day of each month rather than each quarter, Borrower would have been in compliance with the Total Funded Debt/EBITDA covenant set forth in Section 6.7(b) as of the Last Reporting Date for the twelve (12) month period ending on the Last Reporting Date and (B) if estimated debt service on the Acquisition Debt for the first twelve (12) months after the closing of the transaction (based on LIBOR as in effect during the twelve (12) months prior to the Last Reporting Date) is added to the actual debt service for the twelve (12) month period ending on the Last Reporting Date, and assuming that the Debt Service Coverage Ratio covenant set forth in Section 6.7(a) is tested as of the last day of each month rather than each quarter, Borrower would have been in compliance with the Debt Service Coverage Ratio covenant set forth in Section 6.7(a) as of the Last Reporting Date for the twelve (12) month period ending on the Last Reporting Date, (ii) the total cash consideration for such transaction is less than Five Million Dollars ($5,000,000.00), or (iii) Borrower provides to Lenders evidence satisfactory to Lenders in their reasonable discretion of Borrower’s compliance with the provisions of this Agreement (including, without limitation, pro forma compliance with the financial covenants set forth in Section 6.7 after giving effect to such transaction for the then current quarter) (each, a “Permitted Acquisition”). A Subsidiary may merge or consolidate into another Subsidiary or into Borrower; provided, however, that if the applicable Subsidiary is a Guarantor, such Subsidiary must be the surviving legal entity.
7.4 Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.
7.5 Encumbrance. Create, incur, or allow any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, permit any Collateral not to be subject to the first priority security interest granted herein, or enter into any agreement, document, instrument or other arrangement (except with or in favor of Agent and Lenders) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s intellectual property, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Lien” herein.
7.6 Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.6(b) hereof.
7.7 Distributions; Investments; Bonuses. (a) Directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so; or (b) pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock, provided, however, Borrower may make a dividend, distribution or payment or otherwise redeem, retire, or purchase any stock so long as immediately after such dividend, redemption or repurchase, Borrower would have Eighty-Five Million Dollars ($85,000,000.00) in Unrestricted Cash, and provided further no Event of Default has occurred or would result; or (c) allow Gain Holdings, LLC to transfer any of its stock or beneficial ownership of Gain Capital Group, Inc. without the prior written consent of the Agent.
7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.
7.9 Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or adversely affect the subordination thereof to Obligations owed to Lenders.
7.10 Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act, or any other law or regulation, if such failure would reasonably be expected to have (a) a material adverse effect on the business of Borrower and its Subsidiaries (taken as a whole) or (b) any material adverse impact on the ability of Borrower to satisfy the Obligations when due hereunder, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which would reasonably be expected to result in any material liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

8 EVENTS OF DEFAULT
Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:
8.1 Payment Default. Borrower fails to (a) make any payment of principal or interest on any Credit Extension on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day cure period will not apply to payments due on the Maturity Date). During the cure period, the failure to cure the payment default is not an Event of Default (but no Credit Extension will be made during the cure period);
8.2 Covenant Default.
(a) Borrower or its Subsidiaries fails or neglects to perform any obligation in Sections 6.2, 6.6, 6.7, or 6.8, or violates any covenant in Section 7; or
(b) Borrower or its Subsidiaries fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8 below) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower or such Subsidiary be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower or such Subsidiary shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period). Grace periods provided under this section shall not apply, among other things, to financial covenants or any other covenants set forth in subsection (a) above;
8.3 Intentionally omitted.
8.4 Attachment. (a) Any material portion of Borrower’s and/or its Subsidiaries’ assets is attached, seized, levied on, or comes into possession of a trustee or receiver and the attachment, seizure or levy is not removed in ten (10) days; (b) the service of process upon Lenders and/or Agent (or an Affiliate of Agent or any Lender) seeking to attach, by trustee or similar process, any funds of, or of any entity under control of Borrower (including a Subsidiary) on deposit with the Lenders and/or Agent; (c) Borrower and/or its Subsidiaries is enjoined, restrained, or prevented by court order from conducting a material part of its business; (d) a judgment or other claim in excess of One Million Dollars ($1,000,000.00) becomes a Lien on any of Borrower’s and/or its Subsidiaries’ assets; or (e) a notice of lien, levy, or assessment is filed against any of Borrower’s and/or its Subsidiaries’ assets by any government agency and not paid within ten (10) days after Borrower receives notice. These are not Events of Default if stayed or if a bond is posted pending contest by Borrower (but no Credit Extensions shall be made during the cure period);
8.5 Insolvency (a) Borrower and/or its Subsidiaries are unable to pay their debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower and/or its Subsidiaries begin an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower and/or its Subsidiaries and not dismissed or stayed within thirty (30) days (but no Credit Extensions shall be made while of any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);
8.6 Other Agreements. There is a default in any agreement to which Borrower, its Subsidiaries, or any Guarantor is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of One Million Dollars ($1,000,000.00) or that would have (a) a material adverse effect on the business of Borrower and its Subsidiaries (taken as a whole) or (b) any material adverse impact on the ability of Borrower to satisfy the Obligations when due hereunder;

8.7 Judgments. A judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least One Million Dollars ($1,000,000.00) (not covered by independent third-party insurance) shall be rendered against Borrower and/or its Subsidiaries, and shall remain unsatisfied and unstayed for a period of ten (10) days after the entry thereof (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment);
8.8 Misrepresentations. Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Agent and/or Lenders or to induce Agent and/or Lenders to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;
8.9 Subordinated Debt. A default or breach occurs under any agreement between Borrower and any creditor of Borrower that signed a subordination, intercreditor, or other similar agreement with Lenders, or any creditor that has signed such an agreement with Lenders breaches any terms of such agreement that pertain to lien subordination, payment restrictions and/or enforcement restrictions; or
8.10 Guaranty. (a) Any guaranty of any Obligations terminates or ceases for any reason to be in full force and effect; (b) any Guarantor does not perform any obligation or covenant under any guaranty of the Obligations; (c) any circumstance described in Sections 8.3, 8.4, 8.5, 8.7, or 8.8. occurs with respect to any Guarantor, (d) the death, liquidation, winding up, or termination of existence of any Guarantor; or (e) (i) a material impairment in the perfection or priority of Lenders’ Lien in the collateral provided by Guarantor or in the value of such collateral or (ii) a material adverse change in the general affairs, management, results of operation, condition (financial or otherwise) or the prospect of repayment of the Obligations occurs with respect to any Guarantor.
9 RIGHTS AND REMEDIES
9.1 Rights and Remedies. While an Event of Default occurs and continues Agent may, without notice or demand, do any or all of the following:
(a) declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Agent and/or Lenders);
(b) stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Agent and/or Lenders;
(c) settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Agent considers advisable, notify any Person owing Borrower money of Agent’s and Lenders’ security interest in such funds, and verify the amount of such account;
(d) make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrower shall assemble the Collateral if Agent requests and make it available as Agent designates. Agent may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Agent for the benefit of Lenders a license to enter and occupy any of its premises, without charge, to exercise any of Agent’s and/or Lenders’ rights or remedies;
(e) apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Agent or Lenders owing to or for the credit or the account of Borrower;
(f) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Agent is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Agent’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Agent for benefit of Lenders;

(g) place a “hold” on any account maintained with Agent or Lenders and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;
(h) demand and receive possession of Borrower’s Books; and
(i) exercise all rights and remedies available to Agent and/or Lenders under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).
9.2 Power of Attorney. Borrower hereby irrevocably appoints Agent as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Agent determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Agent for the benefit of Lenders or a third party as the Code permits. Borrower hereby appoints Agent as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of any security interest regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and Agent and Lenders are under no further obligation to make Credit Extensions hereunder. Agent’s foregoing appointment as Borrower’s attorney in fact, and all of Agent’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Agent’s and Lenders’ obligation to provide Credit Extensions terminates.
9.3 Accounts Verification; Collection. Whether or not an Event of Default has occurred and is continuing, Agent may notify any Person owing Borrower money of Agent’s and Lenders’ security interest in such funds and verify the amount of such account. After the occurrence of an Event of Default, any amounts received by Borrower shall be held in trust by Borrower for Agent and Lenders, and, if requested by Agent, Borrower shall immediately deliver such receipts to Agent in the form received from the Account Debtor, with proper endorsements for deposit.
9.4 Protective Payments. If Borrower fails to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document, Agent and/or Lenders may obtain such insurance or make such payment, and all amounts so paid by Agent and/or Lenders are Lenders’ Expenses and immediately due and payable, bearing interest at the Default Rate, and secured by the Collateral. Agent will make reasonable efforts to provide Borrower with notice of Agent and/or Lenders obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Agent or Lenders are deemed an agreement to make similar payments in the future or Agent’s or Lenders’ waiver of any Event of Default.
9.5 Application of Payments and Proceeds. Unless an Event of Default has occurred and is continuing, Agent shall apply any funds in its possession, whether from Borrower account balances, payments, or proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, first, to Lenders’ Expenses, including without limitation, the reasonable costs, expenses, liabilities, obligations and attorneys’ fees incurred by Agent and/or Lenders in the exercise of its rights under this Agreement; second, to the interest due upon any of the Obligations; and third, to the principal of the Obligations and any applicable fees and other charges, in such order as Agent shall determine in its sole discretion. Any surplus shall be paid to Borrower or other Persons legally entitled thereto; Borrower shall remain liable to Agent and Lenders for any deficiency. If an Event of Default has occurred and is continuing, Agent may apply any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations in such order as Agent shall determine in its sole discretion. Any surplus shall be paid to Borrower or other Persons legally entitled thereto; Borrower shall remain liable to Agent and Lenders for any deficiency. If Agent, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Agent shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Agent of cash therefor.

9.6 Agent’s and Lenders’ Liability for Collateral. So long as Agent and Lenders comply with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Agent and/or Lenders, Agent and Lenders shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.
9.7 No Waiver; Remedies Cumulative. Agent’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Agent or Lenders thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by Agent and each Lender and then is only effective for the specific instance and purpose for which it is given. Agent’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Agent has all rights and remedies provided under the Code, by law, or in equity. Agent’s exercise of one right or remedy is not an election and shall not preclude Agent from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Agent’s waiver of any Event of Default is not a continuing waiver. Agent’s delay in exercising any remedy is not a waiver, election, or acquiescence.
9.8 Demand Waiver. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Agent on which Borrower is liable.
10 NOTICES
All notices, consents, requests, approvals, demands, or other communication (collectively, “Communication”) by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Either Lender, Agent, or Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	Gain Capital Holdings, Inc. Bedminster One, Suite 11 135 US Highway 202/206 Bedminster, New Jersey 07921 Attention: Chief Financial Officer Fax: (908) 731-0701 Email: hlyons@gaincapital.com

with a copy to:	Attention: General Counsel Fax: (908) 731-0701 Email: drotsztain@gaincapital.com

If to Agent:	Silicon Valley Bank 535 Fifth Avenue, 27th Floor New York, New York 10017 Attn: Mr. Michael Moretti Fax: (212) 688-5994 Email: mmoretti@svb.com

with a copy to:	Riemer & Braunstein LLP Three Center Plaza Boston, Massachusetts 02108 Attn: David A. Ephraim, Esquire Fax: (617) 880-3456 Email: DEphraim@riemerlaw.com

If to JPMorgan:	JPMorgan Chase Bank, N.A. 695 Route 46 West Suite 100 Fairfield, New Jersey 07004-1592 Attn: Charles Tamayo Fax: 973-439-5011 Email: charles.tamayo@chase.com
11 CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER
The law of the State of New York governs the Loan Documents without regard to principles of conflicts of law. Borrower, Lenders and Agent each submit to the exclusive jurisdiction of the State and Federal courts in the City of New York; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Agent or any Lender from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Agent or any Lender. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.
TO THE EXTENT PERMITTED BY APPLICABLE LAW, BORROWER, AGENT AND LENDERS EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.
12 GENERAL PROVISIONS
12.1 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or obligations under it without prior written consent of each Lender (which may be granted or withheld in each Lender’s discretion). Lenders and Agent have the right, without the consent of or notice to Borrower, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Lenders’ obligations, rights, and benefits under this Agreement and the other Loan Documents.

12.2 Indemnification. Borrower agrees to indemnify, defend and hold Agent and Lenders and their respective directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Agent or any Lender harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any party other than Borrower against Agent and/or any Lender in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Lenders’ Expenses incurred, or paid by Lenders and/or Agent from, following, or arising from transactions between Lenders and Borrower (including reasonable attorneys’ fees and expenses), except for (i) Claims and/or losses directly caused by Lenders’ or Agent’s gross negligence or willful misconduct, or (ii) liabilities of Agent or any Lender to Borrower directly resulting from claims by Borrower against Agent or such Lender.
12.3 Limitation of Actions. Any claim or cause of action by Borrower against Agent and/or any Lender, their respective directors, officers, employees, agents, accountants, attorneys, or any other Person affiliated with or representing Agent and/or such Lender based upon, arising from, or relating to this Loan Agreement or any other Loan Document, or any other transaction contemplated hereby or thereby or relating hereto or thereto, or any other matter, cause or thing whatsoever, occurred, done, omitted or suffered to be done by Agent and/or any Lender, their respective directors, officers, employees, agents, accountants or attorneys, shall be barred unless asserted by Borrower by the commencement of an action or proceeding in a court of competent jurisdiction by (a) the filing of a complaint within one year from the earlier of (i) the date any of Borrower’s officer or directors had knowledge of the first act, the occurrence or omission upon which such claim or cause of action, or any part thereof, is based, or (ii) the date this Agreement is terminated, and (b) the service of a summons and complaint on an officer of Agent and/or Lenders, or on any other person authorized to accept service on behalf of Agent and/or Lenders, within thirty (30) days thereafter. Borrower agrees that such one-year period is a reasonable and sufficient time for Borrower to investigate and act upon any such claim or cause of action. The one-year period provided herein shall not be waived, tolled, or extended except by the written consent of Agent and Lenders in their sole discretion. This provision shall survive any termination of this Loan Agreement or any other Loan Document.
12.4 Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.
12.5 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.
12.6 Amendments in Writing; Integration. All amendments to this Agreement must be in writing signed by Agent, each Lender and Borrower. This Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents
12.7 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.
12.8 Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been paid satisfied. The obligation of Borrower in Section 12.2 to indemnify Agent and Lenders shall survive until the statute of limitations with respect to such claim or cause of action shall have run.
12.9 Confidentiality. In handling any confidential information, Lenders and Agent shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Lenders’ and Agent’s Subsidiaries or Affiliates (such Subsidiaries and Affiliates, together with Lenders and Agent, collectively “Lender Entities”); (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Lenders and Agent shall obtain such prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to Lenders’ and Agent’s regulators or as otherwise required in connection with Lenders’ and/or Agent’s examination or audit; (e) as Agent considers appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of Lenders’ and Agent so long as such service providers have executed a confidentiality agreement with a Lender or Agent, as applicable, with terms no less restrictive than those contained herein. Confidential information does not include information that either: (i) is in the public domain or in Lenders’ and/or Agent’s possession when disclosed to Lenders and/or Agent, or becomes part of the public domain after disclosure to Lenders and/or Agent; or (ii) is disclosed to Lenders and/or Agent by a third party, if Lenders and/or Agent do not know that the third party is prohibited from disclosing the information.

Lender Entities may use the confidential information for reporting purposes and the development and distribution of databases and market analyses so long as such confidential information is aggregated and anonymized prior to distribution unless otherwise expressly permitted by Borrower. The provisions of the immediately preceding sentence shall survive the termination of this Agreement.
12.10 Right of Set Off. Borrower hereby grants to Agent for the ratable benefit of Lenders, and to each Lender, a lien, security interest and right of set off as security for all Obligations to Agent and each Lender, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Agent or any entity under the control of Agent (including an Agent subsidiary) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Agent or Lenders, as appropriate, may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE AGENT TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.
12.11 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Joint Bookrunners listed herein shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, Collateral Agent, or a Lender.
12.12 Ratification of Certain Loan Documents.
(a) Perfection Certificate. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and disclosures contained in the Perfection Certificate and acknowledges, confirms and agrees the disclosures and information that Borrower provided to Agent in the Perfection Certificate have not changed, as of the date hereof.
(b) Pledge Agreement. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and conditions in the Pledge Agreement and acknowledges, confirms and agrees that the Pledge Agreement shall remain in full force and effect and shall in no way be limited by the execution of this Agreement, or any other documents, instruments and/or agreements executed and/or delivered in connection herewith. In addition, Borrower and Lenders hereby agree that the Pledge Agreement shall be amended by deleting “Loan and Security Agreement dated as of March 29, 2006 (the “Loan Agreement”)” where it appears in the recitals thereto and inserting in lieu thereof “Amended and Restated Loan and Security Agreement dated as of September 16, 2011 (as amended, restated, modified, or supplemented from time to time, the “Loan Agreement”)”.
13 DEFINITIONS
13.1 Definitions. As used in this Agreement, the following terms have the following meanings:
“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.
“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.
“Acquisition Debt” is defined in Section 7.3.
“Additional Costs” is defined in Section 3.7(b).
“Administrative Agent” is defined in the preamble hereof.
“Advance” or “Advances” means an advance (or advances) under the Revolving Line.
“Affiliate” is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agent” means, SVB, not in its individual capacity, but solely in its capacity as agent on behalf of and for the benefit of the Lenders.
“Agreement” is defined in the preamble hereof.
“Availability Amount” is (a) the Revolving Line minus (b) the outstanding principal balance of any Advances.
“Borrower” is defined in the preamble hereof
“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.
“Borrowing Resolutions” are, with respect to any Person, those resolutions adopted by such Person’s Board of Directors and delivered by such Person to Agent approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its secretary on behalf of such Person certifying that (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that attached as Exhibit A to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Agent may conclusively rely on such certificate unless and until such Person shall have delivered to Agent a further certificate canceling or amending such prior certificate.
“Business Day” is any day other than a Saturday, Sunday or other day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close, except that if any determination of a “Business Day” shall relate to a LIBOR Credit Extension, the term “Business Day” shall also mean a day on which dealings are carried on in the London interbank market.
“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; and (c) Agent’s certificates of deposit issued maturing no more than one (1) year after issue.
“Claims” is defined in Section 12.2.
“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Agent’s and Lenders’ Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes on the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.
“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.
“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account maintained by Borrower.
“Collateral Agent” is defined in the preamble hereof.

“Commitment Percentage” is set forth in Schedule 1.1, as amended from time to time.
“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.
“Communication” is defined in Section 10.
“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit B.
“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation, in each case, directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.
“Continuation Date” means any date on which Borrower elects to continue a LIBOR Credit Extension into another Interest Period.
“Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity account, Borrower, and Agent pursuant to which Agent obtains control (within the meaning of the Code) for the benefit of Lenders over such Deposit Account, Securities Account, or Commodity Account.
“Conversion Date” means any date on which Borrower elects to convert a Prime Rate Credit Extension to a LIBOR Credit Extension or a LIBOR Credit Extension to a Prime Rate Credit Extension.
“Credit Extension” is any Advance, Term Loan, or any other extension of credit by any Lender for Borrower’s benefit.
“Default” means any event which with notice or passage of time or both, would constitute an Event of Default.
“Default Rate” is defined in Section 2.3(c).
“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.
“Designated Deposit Account” is Borrower’s deposit account, account number 3300513593, maintained with Agent.
“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.
“EBITDA” shall mean (a) Net Income, plus (b) Interest Expense, plus (c) to the extent deducted in the calculation of Net Income, depreciation expense and amortization expense, plus (d) income tax expense; provided, however EBITDA shall exclude non-cash expenses and gains relating solely to Borrower’s preferred stock embedded derivative.
“Effective Amount” means with respect to any Credit Extensions on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowing and prepayments or repayments thereof occurring on such date.

“Effective Date” is defined in the preamble of this Agreement.
“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.
“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.
“Event of Default” is defined in Section 8.
“Foreign Subsidiary” means any Subsidiary which is not organized under the laws of the United States or any state or territory thereof or the District of Columbia.
“Funding Date” is any date on which a Credit Extension is made to or on account of Borrower which shall be a Business Day.
“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.
“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, any trade secret rights, including any rights to unpatented inventions, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.
“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.
“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.
“Guarantor” is any present or future guarantor of the Obligations, including, without limitation, Gain Holdings, LLC.
“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.
“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.
“Interest Expense” means for any fiscal period, interest expense (whether cash or non-cash) determined in accordance with GAAP for the relevant period ending on such date, including, in any event, interest expense with respect to any Credit Extension and other Indebtedness of Borrower, including, without limitation or duplication, all commissions, discounts, or related amortization and other fees and charges with respect to letters of credit and bankers’ acceptance financing and the net costs associated with interest rate swap, cap, and similar arrangements, and the interest portion of any deferred payment obligation (including leases of all types).

“Interest Payment Date” means, with respect to any LIBOR Credit Extension, the last day of each Interest Period applicable to such LIBOR Credit Extension and, with respect to Prime Rate Credit Extensions, the first (1st) calendar day of each month, and each date a Prime Rate Credit Extension is converted into a LIBOR Credit Extension to the extent of the amount converted to a LIBOR Credit Extension.
“Interest Period” means, as to any LIBOR Credit Extension, the period commencing on the date of such LIBOR Credit Extension, or on the conversion/continuation date on which the LIBOR Credit Extension is converted into or continued as a LIBOR Credit Extension, and ending on the date that is three (3) months thereafter, in each case as Borrower may elect in the applicable Notice of Borrowing or Notice of Conversion/Continuation; provided, however, that (a) no Interest Period with respect to any LIBOR Credit Extension shall end later than the Term Loan Maturity Date with respect to Credit Extensions made pursuant to Section 2.1.1. or the Revolving Line Maturity Date with respect to Credit Extensions made pursuant to Section 2.1.2, (b) the last day of an Interest Period shall be determined in accordance with the practices of the LIBOR interbank market as from time to time in effect, (c) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless, in the case of a LIBOR Credit Extension, the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day, (d) any Interest Period pertaining to a LIBOR Credit Extension that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period, and (e) interest shall accrue from and include the first Business Day of an Interest Period but exclude the last Business Day of such Interest Period.
“Interest Rate Determination Date” means each date for calculating the LIBOR for purposes of determining the interest rate in respect of an Interest Period. The Interest Rate Determination Date shall be the second Business Day prior to the first day of the related Interest Period for a LIBOR Credit Extension.
“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.
“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.
“Joint Bookrunners” is defined in the preamble hereof.
“Last Reporting Date” is defined in Section 7.3.
“Lender” is any one of the Lenders.
“Lender Entities” is defined in Section 12.9.
“Lenders” shall mean the Persons identified on Schedule 1.1 hereto and each assignee that becomes a party to this Agreement pursuant to Section 12.1.
“Lenders’ Expenses” are all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) of Lenders for preparing, negotiating, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings).
“LIBOR” means, for any Interest Rate Determination Date with respect to an Interest Period for any LIBOR Credit Extension to be made, continued as or converted into a LIBOR Credit Extension, the rate of interest per annum determined by Agent to be the per annum rate of interest at which deposits in United States Dollars are offered to Agent in the London interbank market (rounded upward, if necessary, to the nearest 1/100th of one percent (0.01%)) in which Agent customarily participates at 11:00 a.m. (local time in such interbank market) two (2) Business Days prior to the first day of such Interest Period for a period approximately equal to such Interest Period and in an amount approximately equal to the amount of such LIBOR Credit Extension.

“LIBOR Credit Extension” means a Credit Extension that bears interest based at the LIBOR Rate plus the LIBOR Rate Margin.
“LIBOR Rate” means, for each Interest Period in respect of LIBOR Credit Extensions comprising part of the same Credit Extensions, an interest rate per annum (rounded upward to the nearest 1/16th of one percent (0.0625%)) equal to LIBOR for such Interest Period divided by one (1) minus the Reserve Requirement for such Interest Period.
“LIBOR Rate Margin” is (a) with respect to Credit Extensions made pursuant to Section 2.1.1, three and one-quarter of one percent (3.25%), and (b) with respect to Credit Extensions made pursuant to Section 2.1.2, two and one-half of one percent (2.50%).
“Lien” is a mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.
“Loan Documents” are, collectively, this Agreement, the Perfection Certificate, the Pledge Agreement, any Control Agreement, any note, or notes or guaranties executed by Borrower or any Guarantor, and any other present or future agreement between Borrower and/or any Guarantor and/or for the benefit of Lenders and Agent in connection with this Agreement, all as amended, restated, or otherwise modified.
“Maturity Date” is, as applicable, the Term Loan Maturity Date or the Revolving Line Maturity Date.
“Net Income” means, as calculated on a consolidated basis for Borrower and its Subsidiaries for any period as at any date of determination, the net profit (or loss), after provision for taxes, of Borrower and its Subsidiaries for such period taken as a single accounting period.
“Notice of Borrowing” means a notice given by Borrower to Agent in accordance with Section 3.2(a), substantially in the form of Exhibit C, with appropriate insertions.
“Notice of Conversion/Continuation” means a notice given by Borrower to Agent in accordance with Section 3.5, substantially in the form of Exhibit D, with appropriate insertions.
“Obligations” are Borrower’s obligation to pay when due any debts, principal, interest, Lenders’ Expenses and other amounts Borrower owes Lenders and/or Agent now or later, whether under this Agreement, the Loan Documents, or otherwise, including, without limitation, all obligations relating to letters of credit, cash management services, and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Lenders and/or Agent, and the performance of Borrower’s duties under the Loan Documents.
“Operating Documents” are, for any Person, such Person’s formation documents, as certified with the Secretary of State of such Person’s state of formation on a date that is no earlier than 30 days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.
“Payment/Advance Form” is that certain form attached hereto as Exhibit E.
“Perfection Certificate” is that certain Perfection Certificate dated as of June 16, 2011 delivered by Borrower to Agent.
“Permitted Acquisition” is defined in Section 7.3.

“Permitted Indebtedness” is:
(a) Borrower’s Indebtedness to Lenders and Agent under this Agreement and the other Loan Documents;
(b) Indebtedness existing on the Effective Date and shown on the Perfection Certificate;
(c) Subordinated Debt;
(d) unsecured Indebtedness to trade creditors incurred in the ordinary course of business;
(e) Indebtedness for capital lease obligations and Indebtedness secured by purchase money Liens not to exceed Three Million Dollars ($3,000,000.00) in the aggregate;
(f) Indebtedness for unsecured Indebtedness not to exceed Three Million Dollars ($3,000,000.00) in the aggregate; and
(g) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (f) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.
“Permitted Investments” are:
(a) Investments shown on the Perfection Certificate and existing on the Effective Date;
(b) Investments consisting of Permitted Acquisitions;
(c) Investments by Borrower in its Subsidiaries and by Subsidiaries of Borrower in Borrower and other Subsidiaries of Borrower; and
(d) Cash Equivalents.
“Permitted Liens” are:
(a) Liens existing on the Effective Date and shown on the Perfection Certificate or arising under this Agreement and the other Loan Documents;
(b) Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its Books, if they have no priority over any of Agents or Lenders’ Liens;
(c) purchase money Liens (i) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment securing no more than One Million Dollars ($1,000,000.00) in the aggregate amount outstanding, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;
(d) Liens in the ordinary course of business on deposit, securities and other accounts maintained by any Subsidiary of Borrower with a financial institution that secure obligations of such Subsidiary to such financial institution; and
(e) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase.
“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.
“Pledge Agreement” is that certain Pledge and Security Agreement dated as of March 29, 2006 among Borrower and Lenders.

“Prime Rate” is the “Prime Rate” as quoted in the Wall Street Journal print edition on such day (or, if such day is not a day on which the Wall Street Journal is published, the immediately preceding day on which the Wall Street Journal was published), even if it is not the lowest or best available rate.
“Prime Rate Credit Extension” means a Credit Extension that bears interest based at the Prime Rate plus the Prime Rate Margin.
“Prime Rate Margin” (a) with respect to Credit Extensions made pursuant to Section 2.1.1, one-half of one percent (0.50%), and (b) with respect to Credit Extensions made pursuant to Section 2.1.2, zero percent (0.00%).”
“Proposed Reorganization” means the change in the organizational structure with respect to Foreign Subsidiaries (for sake of clarity, the Proposed Reorganization shall not involve any entities other than Foreign Subsidiaries except with respect to transfers of property contemplated by Sections 7.1(d) and 7.1(e)).
“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made
“Regulatory Change” means, with respect to any Lender, any change on or after the date of this Agreement in United States federal, state, or foreign laws or regulations, including Regulation D, or the adoption or making on or after such date of any interpretations, directives, or requests applying to a class of lenders including any Lender, of or under any United States federal or state, or any foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.
“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Reserve Requirement” means, for any Interest Period, the average maximum rate at which reserves (including any marginal, supplemental, or emergency reserves) are required to be maintained during such Interest Period under Regulation D against “Eurocurrency liabilities” (as such term is used in Regulation D) by member banks of the Federal Reserve System. Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by Agent by reason of any Regulatory Change against (a) any category of liabilities which includes deposits by reference to which the LIBOR Rate is to be determined as provided in the definition of LIBOR or (b) any category of extensions of credit or other assets which include Credit Extensions.
“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer and Controller of Borrower.
“Restricted License” is any material license or other material agreement with respect to which Borrower is the licensee (a) that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with the Lenders’ right to sell any Collateral.
“Revolving Line” Fifty Million Dollars ($50,000,000.00).
“Revolving Line Maturity Date” is September 16, 2014.
“Schedule” is any attached schedule of exceptions.
“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.
“Subordinated Debt” is indebtedness incurred by Borrower subordinated to all of Borrower’s now or hereafter indebtedness to Lenders (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Agent and Lenders entered into between Agent and the other creditor), on terms acceptable to Agent and Lenders.

“Subsidiary” means, with respect to any Person, any Person of which more than 50% of the voting stock or other equity interests is owned or controlled, directly or indirectly, by such Person or one or more Affiliates of such Person.
“Term Loan” is defined in Section 2.1.1(a).
“Term Loan Amount” Fifty Two Million Five Hundred Thousand Dollars ( $52,500,000.00).
“Term Loan Maturity Date” is July 1, 2012.
“Term Loan Payment” is defined in Section 2.1.1(b).
“Total Funded Debt” is the aggregate amount of all outstanding principal, interest, fees and other costs arising out of any indebtedness of Borrower for borrowed money.
“Total Funded Debt Ratio” is, for the relevant testing period, a ratio of Total Funded Debt to EBITDA.
“Transfer” is defined in Section 7.1.
“Unrestricted Cash” is (a) Borrower’s unrestricted cash and Cash Equivalents plus (b) receivables due from brokers (net of required collateral as determined by Bank) and minus (c) payables due to customers.
“Unused Revolving Line Facility Fee” is defined in Section 2.4(b).
[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:

GAIN CAPITAL HOLDINGS, INC.

By:	/s/ Henry Lyons

	Name:	Henry Lyons
	Title:	Chief Financial Officer

SILICON VALLEY BANK, as Agent and as a LENDER

By:	/s/ A. Bonnie Ryan

	Name:	A. Bonnie Ryan
	Title:	Vice President

JPMorgan Chase Bank, N.A., as LENDER

By:	/s/ Lawrence Normile

	Name:	Lawrence Normile
	Title:	Vice President

Schedule 1.1
Lenders and Commitments

		Term Loan Commitment
Lender	Term Loan Commitment	Percentage

Silicon Valley Bank	$26,250,000.00	50.00%

JPMorgan Chase Bank, N.A.	$26,250,000.00	50.00%

TOTAL	$52,500,000.00	100.00%

	Revolving	Revolving Line Commitment
Lender	Line Commitment	Percentage

Silicon Valley Bank	$25,000,000.00	50.00%

JPMorgan Chase Bank, N.A.	$25,000,000.00	50.00%

TOTAL	$50,000,000.00	100.00%

EXHIBIT A
The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:
All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (except as provided below), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and
all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.
Notwithstanding the foregoing, the Collateral does not include any of the following, whether now owned or hereafter acquired: any copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, and the goodwill of the business of Borrower connected with and symbolized thereby, know-how, operating manuals, trade secret rights, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing; provided, however, the Collateral shall include all Accounts, license and royalty fees and other revenues, proceeds, or income arising out of or relating to any of the foregoing.
Pursuant to the terms of a certain negative pledge arrangement with Agent and Lenders, Borrower has agreed not to encumber any of its copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, and the goodwill of the business of Borrower connected with and symbolized thereby, know-how, operating manuals, trade secret rights, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing, without Agent’s and each Lender’s prior written consent.

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EXHIBIT B
COMPLIANCE CERTIFICATE

TO:	SILICON VALLEY BANK, AS AGENT	Date:

FROM:	GAIN CAPITAL HOLDINGS, INC.
The undersigned authorized officer of Gain Capital Holdings, Inc. (“Borrower”) certifies that under the terms and conditions of the Amended and Restated Loan and Security Agreement between Borrower, Lenders and Agent (as amended, the “Agreement”), (1) Borrower is in complete compliance for the period ending                      with all required covenants except as noted below, (2) there are no Events of Default, (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, (4) Borrower, and each of its Subsidiaries, has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.8 of the Agreement, and (5) no Liens have been levied or claims made against Borrower or any of its Subsidiaries relating to any material amount of unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Agent. Attached are the required documents supporting the certification. The undersigned certifies that these are prepared in accordance with generally GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.
Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies

Monthly financial statements with Compliance Certificate	Monthly within 45 days	Yes	No

Annual financial statement (CPA Audited)	FYE within 150 days	Yes	No

10-Q, 10-K and 8-K	Within 5 days after filing with SEC*	Yes	No

Regulatory filings (including CFTC reports)	As filed/submitted	Yes	No

NFA Audit	Annually, as filed/submitted	Yes	No

Unrestricted Cash Summary	Monthly within 45 days	Yes	No

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Financial Covenant	Required	Actual	Complies

Maintain on a Quarterly Basis:

Minimum Debt Service Coverage Ratio**	> _____:1.0	_____:1.0	Yes	No

Maximum Total Funded Debt/EBITDA***	< _____:1.0	_____:1.0	Yes	No

*	Unless available electronically as set forth in Section 6.2(a) of the Agreement

**	As set forth in Section 6.7(a) of the Agreement

***	As set forth in Section 6.7(b) of the Agreement

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The following are the exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions to note.”)

Gain Capital Holdings, Inc.		AGENT USE ONLY

By:		Received by:

authorized signer
	Name:	Date:

	Title:	Verified:

authorized signer

Date:

Compliance Status: Yes No

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EXHIBIT C
FORM OF NOTICE OF BORROWING
GAIN CAPITAL HOLDINGS, INC.
Date:

To:	Silicon Valley Bank

3003 Tasman Drive

Santa Clara, CA 95054

Attention: Corporate Services Department

Re:
Amended and Restated Loan and Security Agreement dated as of                     , 2011 (as amended, modified, supplemented or restated from time to time, the “Loan Agreement”), by and among Gain Capital Holdings, Inc. (“Borrower”), Silicon Valley Bank (“SVB”), as agent (the “Agent”), and JPMorgan Chase Bank, N.A. (“JPMorgan”) (SVB and JPMorgan and collectively referred to as the “Lenders”)

Ladies and Gentlemen:
The undersigned refers to the Loan Agreement, the terms defined therein and used herein as so defined, and hereby gives you notice irrevocably, pursuant to Section 3.4(a) of the Loan Agreement, of the borrowing of a Credit Extension.
1. The Funding Date, which shall be a Business Day, of the requested borrowing is                     .
2. The aggregate amount of the requested borrowing is $                    .
3. The requested Credit Extension shall consist of $                     of Prime Rate Credit Extensions and $                     of LIBOR Credit Extensions.
4. The duration of the Interest Period for the LIBOR Credit Extensions included in the requested Credit Extension shall be three (3) months.
The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Credit Extension before and after giving effect thereto, and to the application of the proceeds therefrom, as applicable:
(a) all representations and warranties of Borrower contained in the Loan Agreement are true, accurate and complete in all material respects as of the date hereof;
(b) no Default or Event of Default has occurred and is continuing, or would result from such proposed Credit Extension; and

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(c) the requested Credit Extension will not cause the aggregate principal amount of the outstanding Credit Extensions to exceed, as of the designated Funding Date, the Term Loan Amount or the Revolving Line, as applicable.

Borrower	GAIN CAPITAL HOLDINGS, INC.
By:
Name:
Title:

For internal Agent use only

LIBOR Pricing Date	LIBOR	LIBOR Variance		Maturity Date

%

EXHIBIT D
FORM OF NOTICE OF CONVERSION/CONTINUATION
GAIN CAPITAL HOLDINGS, INC.

Date:
To:	Silicon Valley Bank

3003 Tasman Drive

Santa Clara, CA 95054

Attention:

Re:
Amended and Restated Loan and Security Agreement dated as of                     , 2011 (as amended, modified, supplemented or restated from time to time, the “Loan Agreement”), by and among Gain Capital Holdings, Inc. (“Borrower”), Silicon Valley Bank (“SVB”), as agent (the “Agent”), and JPMorgan Chase Bank, N.A. (“JPMorgan”) (SVB and JPMorgan and collectively referred to as the “Lenders”)

Ladies and Gentlemen:
The undersigned refers to the Loan Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 3.5 of the Loan Agreement, of the [conversion] [continuation] of the Credit Extensions specified herein, that:
1. The date of the [conversion] [continuation] is                     , 20     .
2. The type of Credit Extensions to be converted or continued are                                          (Advances or Term Loan)
3. The aggregate amount of the proposed Credit Extensions to be [converted] is $               or [continued] is $             .
4. The Credit Extensions are to be [converted into] [continued as] [LIBOR] [Prime Rate] Credit Extensions.
5. The duration of the Interest Period for the LIBOR Credit Extensions included in the [conversion] [continuation] shall be three (3) months.

The undersigned, on behalf of Borrower, hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed [conversion] [continuation], before and after giving effect thereto and to the application of the proceeds therefrom:
(a) all representations and warranties of Borrower stated in the Loan Agreement are true, accurate and complete in all material respects as of the date hereof; and
(b) no Default or Event of Default has occurred and is continuing, or would result from such proposed [conversion] [continuation].
[Signature page follows.]

2

Borrower	GAIN CAPITAL HOLDINGS, INC.
By:
Name:
Title:

For internal Agent use only

LIBOR Pricing Date	LIBOR	LIBOR Variance		Maturity Date

%

EXHIBIT E
Loan Payment/Advance Request Form
Deadline for same day processing is Noon E.S.T.
Fax To:          Date:
LOAN PAYMENT:
Gain Capital Holdings, Inc.

From Account #	To Account #

(Deposit Account #)		(Loan Account #)

Principal $	and/or Interest $

Authorized Signature:	Phone Number:
Print Name/Title:
Loan Advance:
Complete Outgoing Wire Request section below if all or a portion of the funds from this loan advance are for an outgoing wire.

From Account #	To Account #

(Loan Account #)		(Deposit Account #)
Amount of Advance $
All Borrower’s representations and warranties in the Amended and Restated Loan and Security Agreement are true, correct and complete in all material respects on the date of the request for an advance; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date:

Authorized Signature:	Phone Number:

Print Name/Title:

Unless otherwise provided for an Advance bearing interest at LIBOR.

Outgoing Wire Request:
Complete only if all or a portion of funds from the loan advance above is to be wired.
Deadline for same day processing is noon, E.S.T.

Beneficiary Name:	Amount of Wire: $

Beneficiary Bank:	Account Number:

City and State:

Beneficiary Bank Transit (ABA) #:	Beneficiary Bank Code (Swift, Sort, Chip, etc.):

(For International Wire Only)

Intermediary Bank:	Transit (ABA) #:

For Further Credit to:

Special Instruction:
By signing below, I (we) acknowledge and agree that my (our) funds transfer request shall be processed in accordance with and subject to the terms and conditions set forth in the agreements(s) covering funds transfer service(s), which agreements(s) were previously received and executed by me (us).

Authorized Signature:	2nd Signature (if required):

Print Name/Title:	Print Name/Title:

Telephone #:	Telephone: